UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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KIMBALL ELECTRONICS, INC.
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Notice of 2017 Annual Meeting

and Proxy Statement

Code of Conduct

The Kimball Electronics Code of Conduct demonstrates the high value we place on ethical standards related to the treatment of our people, the belief in and provision of safe and healthy working conditions, the treatment of our environment, and our overall business ethics.

The high standards set forth in our Code of Conduct guide us to make the right decisions enabling us to maintain our recognized standing as a good global citizen. At the core of our Code of Conduct are our Guiding Principles, which serve as our moral compass.

Kimball Electronics complies with laws and adheres to the highest standards in ALL of our locations around the world.

It’s simple: we do the right thing.

    Don Charron, Chairman of the Board / CEO

The Kimball Electronics Code of Conduct can be found on the Company’s website at:
http://www.kimballelectronics.com/code-of-conduct

CHAIRMAN’S OVERVIEW
Dear Share Owner:
Fiscal year 2017 was a record breaking year. Here are some highlights:
Our Successes

•	Records - new highs for sales and profit.

•	Sales Growth - double-digit increase including new business wins from both existing and new customers.

•	Effective Integration - operational and performance progress of our recent acquisitions.

•	Employee Satisfaction - high scores in our Guiding Principles surveys.

•	Customer Loyalty - increased sales and number of customers that have been doing business with us for over 10 years.

•	Service and Performance Excellence Recognition - CIRCUITS ASSEMBLY 2016 EMS Company of the Year.

•
Investments for Future Growth - deployed capital to support our new business awards, added production lines in our new facility in Romania, and added plastic injection molding and metal fabrication capabilities.

•	Strategy Development - worked with a third party strategy consultant to sharpen our strategic plan for our core EMS business and explore new strategic platforms and capabilities.
Our Results

•	Net Sales - $930,914,000, an 11% increase over last fiscal year.

•	Vertical market sales increases:

◦	Automotive - up 16%.

◦	Medical - up 3%.

◦	Industrial - up 10%.

◦	Public Safety - up 15%.

•	Operating income of 4.6% - above our goal of 4.0%.

•	Net income up $11.9 million to $34.2 million.

•	Diluted earnings per share up 48 cents to $1.24.

•	Return on invested capital of 10.4% - up from 9.0% last year; however, below our long-term goal of 12.5%.

•	Operating cash flow - $47 million - increased from $37 million for fiscal year 2016.

•	Capital expenditures - $34 million.

•	Share repurchases - $22 million.

•	Net cash position at end of the fiscal year - $35 million.
Our Future
We will continue to develop and execute strategies to drive profitable growth and value creation based upon our strong company culture formed and shaped by our Guiding Principles, our core competency and long history of manufacturing durable electronics that require the highest level of quality and reliability, and a global footprint closely aligned with the preferences and requirements of our customers.
Our People
Living out these key Guiding Principles helps keep our global team aligned and focused on meeting and exceeding the expectations of all our stakeholders:

•	Our customer is our business.

•	Our people are the company.

•	The environment is our home.

•	Profits are the ultimate measure.
We are confident that their continued commitment to these core values will ensure our future success.

For more detailed insights into the past year, I encourage you to read our Annual Report and Form 10-K, as well as follow us on our website at www.kimballelectronics.com.

And I would like to extend a personal invitation for you to attend our annual meeting at our Kimball Electronics Headquarters, located at 1205 Kimball Blvd. in Jasper, Indiana, beginning at 9 a.m. EST on Thursday, November 9, 2017. I hope to see you there.

Donald D. Charron Chairman and Chief Executive Officer Kimball Electronics, Inc.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
KIMBALL ELECTRONICS, INC.
1205 Kimball Blvd.
Jasper, Indiana 47546
(812) 634-4000

To the Share Owners of Kimball Electronics, Inc.:
The annual meeting of the Share Owners of KIMBALL ELECTRONICS, INC., an Indiana corporation (the “Company”), will be held at the principal offices of the Company, 1205 Kimball Blvd., Jasper, Indiana, on Thursday, November 9, 2017, at 9:00 A.M., Eastern Standard Time (EST), for the following purposes:

1.	To elect two (2) directors of your Company (“Proposal 1”).

2.	To ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2018 (“Proposal 2”).

3.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

By Order of the Board of Directors
John H. Kahle, Secretary
September 26, 2017
Annual Share Owners Meeting Information

DATE	November 9, 2017
TIME	9:00 a.m. EST
PLACE	Kimball Electronics, Inc. Headquarters 1205 Kimball Blvd. Jasper, IN 47546
RECORD DATE	September 6, 2017
VOTING ELIGIBILITY	Registered Share Owners as of the Record Date are entitled to submit proxies or vote in person at the Annual Share Owners Meeting.

Meeting Agenda Items

Proposal	Board Recommendation	Rationale
Proposal 1: Elect Two Directors for a 3-year Term: • Geoffrey L. Stringer • Gregory A. Thaxton	Vote FOR each of the candidates.	Both are very qualified and capable directors and will serve the interests of our Share Owners very well.
Proposal 2: Ratify the Selection of Deloitte & Touche LLP as the Company’s Registered Independent Public Accounting Firm	Vote FOR ratification of the selection.	Deloitte & Touche is a major public accounting firm who is very well qualified to conduct an independent audit of your Company and has done so very capably and cost-effectively for several years.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING, AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

TABLE OF CONTENTS

6		Election of Directors
8		Communicating with the Board
8		Corporate Governance at Kimball Electronics
	8	Director Qualifications
	9	Director Independence
	9	How the Board Addresses Risk
	10	Board and Committee Meetings
	11	Compensation and Governance Interlocks and Insider Participation
	12	Director Compensation
12		Review and Approval of Transactions with Related Persons
13		Report of the Audit Committee
14		Selection of Independent Registered Public Accounting Firm
15		Executive Compensation
	15	Summary Compensation Table
	16	Outstanding Equity Awards at Fiscal Year End 2017
	17	Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
19		Equity Compensation Plans Information
19		Submission of Nominations and Proposals for 2018
19		Meeting and Voting Information
22		Share Ownership Information
23		Section 16(a) Beneficial Ownership Reporting Compliance
A-1		Appendix A - Approval Process for Services Performed by the Independent Registered Public Accounting Firm

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS BY HOLDERS OF COMMON STOCK
The Board of Directors (the “Board”) is divided into three classes with approximately one-third of the directors up for election each year. The class of each director and the date of their election is noted in their qualification descriptions below. At the 2017 Annual Meeting of Share Owners, the Share Owners are to elect each of two (2) directors to serve a term of three years, or until their respective successors have been duly elected and qualified.
A director elected by the Board to fill a vacancy holds office until the end of the term for which such director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified or until his or her earlier resignation, disqualification, disability, or removal.
Each nominee is currently serving as a director of Kimball Electronics, Inc. (“we,” “us,” “our,” or the “Company”). Each nominee has consented to continue to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that any such nominee will be unable to serve.
The Class III nominees to be elected (serving a three-year term and then up for re-election in 2020):
Geoffrey L. Stringer
Gregory A. Thaxton
Unique individual qualifications and skills of our nominees that led our Board to the conclusion that each should serve as a director are further described below and includes information each director has given us about his or her age, positions held, principal occupation, and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director.
The nominees are:

	Geoffrey L. Stringer	Director

Mr. Stringer has served as a director of Kimball International, Inc. (“Kimball International” or “former Parent”) since 2003, but is otherwise retired, having most recently served from 1998 to 2001 as Executive Vice President of Bank One Corporation and Chief Executive Officer of Bank One Capital Corporation, and prior to that holding various other senior management positions at banks acquired by the Bank One Corporation. Mr. Stringer’s lifelong career experience as a banker provides a significant breadth and depth of experience in general economics, capital markets, and financing.

Director since: 2014 Class III - re-election in 2017

	Gregory A. Thaxton	Director

Mr. Thaxton is Senior Vice President and Chief Financial Officer of Nordson Corporation (NASDAQ: NDSN) a $1.8 billion publicly traded industrial technology company focused on precision dispensing, fluid management, and related processes with operations in nearly forty countries. He has more than twenty-five years of experience serving in various domestic and international financial management and leadership roles with Nordson after beginning his career with a Big Four public accounting firm. Mr. Thaxton is a Certified Public Accountant (inactive) and holds a B.S. degree in accounting from Miami University, as well as an MBA in international management from Baldwin Wallace University. Mr. Thaxton’s experience will add significant financial, accounting, capital structure, and SEC reporting expertise to the Board.

Director since: 2017 Class III - re-election in 2017	The Board of Directors recommends a vote “FOR” the election of each of the Class III director nominees.

Other Directors Not Standing for Re-election in 2017

	Donald D. Charron	Chairman of The Board, Chief Executive Officer

Mr. Charron serves as Kimball Electronics’ Chairman of the Board and Chief Executive Officer. He formerly served as an Executive Vice President of Kimball International, a member of the Board of Directors of Kimball International, and the President of Kimball Electronics Group. Mr. Charron had led the EMS segment of Kimball International since joining Kimball International in 1999. Prior to that, he spent six years with Rockwell International in various leadership roles. Mr. Charron’s extensive contract electronics industry experience prior to joining Kimball International, as well as his intimate knowledge of Kimball Electronics provides valuable operational, strategic, and global market insights. Mr. Charron graduated from South Dakota School of Mines and Technology with a degree in Electrical Engineering.

Director since: 2014 Class I - re-election in 2018

	Colleen C. Repplier	Director

Ms. Repplier is Vice President and General Manager of Johnson Controls (JCI) responsible for a $4.28 billion global portfolio of HVAC businesses. She had previously been with Tyco International since 2007, holding the title of President for two separate organically and inorganically expanding fire protection products business units during that time and joined JCI in 2016 as a result of JCI’s purchase of Tyco. Prior to Tyco, Ms. Repplier held senior leadership positions at The Home Depot from 2005 to 2007. Prior to 2005, Ms. Repplier spent 20 years in the energy industry, holding engineering and marketing roles with Westinghouse Electric Company and Bechtel Corporation as well as progressing through commercial and general management assignments at General Electric. Ms. Repplier’s engineering background and extensive experience in operations, supply chain management, and six-sigma methodologies will provide broad insights into operational planning and improvement opportunities.

Director since: 2014 Class I - re-election in 2018

	Gregory J. Lampert	Director

Mr. Lampert has been Executive Vice President and President of Omni Cable Corporation, a distributor of specialty wire and cable, since February 2017. Prior to his executive position at Omni Cable Corporation, he was Executive Vice President, President and Chief Executive Officer of the Americas region of General Cable since January 2013 and held the same position for the North America region since 2008. Prior to that, he held various management positions at General Cable since joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation. Mr. Lampert’s previous board experience and financial background as well as experience in managing sales organizations will provide broad insights into capital planning and sales operations.

Director since: 2014 Class I - re-election in 2018

	Christine M. Vujovich	Director

Ms. Vujovich served as a director of Kimball International from 1994 until 2016, when she resigned her board seat. Since 2012, Ms. Vujovich has been a member of the National Academy of Sciences Medium and Heavy-duty Vehicle Phase II Fuel Economy Committee, which advises the National Highway Traffic Safety Administration and the U.S. Environmental Protection Agency. Ms. Vujovich is currently retired but served in various management positions at Cummins, Inc. from 1978 to 2009, including her position prior to retirement as Vice President, Marketing and Environmental Policy. Ms. Vujovich’s experience with international and domestic manufacturing and sales operations in a major manufacturing company provides valuable knowledge of marketing and manufacturing systems. Her environmental policy background provides expertise regarding governmental regulation.

Director since: 2014 Class II - re-election in 2019

	Thomas J. Tischhauser	Director

Mr. Tischhauser has served as a director of Kimball International since 2008. He has been an independent executive consultant in leadership development and a principal with Wynstone Partners since 2007. He served as Vice President of Continental Automotive from 2006 to 2007 and served in various management positions at Motorola, Inc. from 1983 to 2006, including European General Manager and his final position as Corporate Vice President. Mr. Tischhauser’s broad experience in the electronics and consulting industries provides unique insight into the electronics markets from a global perspective.

Director since: 2014 Class II - re-election in 2019

COMMUNICATING WITH THE BOARD
Share Owners may communicate with a member of the Board by sending comments in care of the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

CORPORATE GOVERNANCE AT KIMBALL ELECTRONICS
Director Qualifications
The rapidly changing business conditions and markets in which the Company operates require a high-performance and committed Board. Individual Board members should possess a broad variety of personal attributes, experience, and skills to give the Board the depth and breadth necessary to effectively oversee management on behalf of our Share Owners. Personal attributes include integrity, commitment to the Company’s Vision and Guiding Principles, practical judgment, broad complementary education, and willingness to commit the time and energy necessary to effectively contribute as a Board member. Necessary skills and experience and why they are important include:

•	Financial - for evaluation of financial performance, capital investments, and capital structure.

•	International - for evaluation of global operations and expansion.

•	Technology - for evaluation of technology investments and cybersecurity risks.

•	Operations - for evaluation of our manufacturing operating plans and strategies.

•	Human Resources - for evaluation of our human capital resources, needs, and compensation programs.

•	Public Company Experience - for evaluation of corporate governance policies, regulatory structures, and Share Owner relations.

•	Marketing - for evaluation of our business development, customer relationships, and end-market strategies.

•	Risk Management - for evaluation of our business risks and mitigation strategies.

•	Leadership - for evaluation of management leadership and succession planning.

DIRECTOR SKILLS AND EXPERIENCE

Director				Committees		Skills
Name	Age	Director Since	Independent?	Audit	Compen- sation/ Gover- nance	Financial	Inter- national	Tech- nology	Opera- tions	Human Resources	Public Com- pany	Mar- keting	Risk Manage- ment	Leader- ship
Donald D. Charron	53	2014	No			X	X	X	X		X	X	X	X
Colleen C. Repplier	56	2014	Yes	O		X	X		X	X	X	X	X	X
Gregory J. Lampert	50	2014	Yes		O	X	X	X	X	X	X		X	X
Christine M. Vujovich	65	2014	Yes		Chair		X		X	X	X	X		X
Thomas J. Tischhauser	59	2014	Yes		O	X	X	X	X		X	X		X
Geoffrey L. Stringer	74	2014	Yes	Chair		X		X		X	X		X	X
Gregory A. Thaxton	56	2017	Yes	O		X	X	X	X		X	X	X	X
Director Independence
The Board consists of a majority of “independent directors,” as noted in the table above and as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors nominated for election are Mr. Stringer and Mr. Thaxton. The independent directors meet in regularly scheduled executive sessions and at other times as they deem appropriate.
How the Board Addresses Risk
The Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board approaches the Company’s risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating as much as possible the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and assigned oversight responsibilities as follows:

Risk	Oversight
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
The Board regularly reviews information regarding the Company’s financial position, operating results, and strategic plans, as well as risks associated with each. While the Audit Committee and the Compensation and Governance Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
The Board currently combines the roles of Chairman of the Board and Chief Executive Officer. Generally, the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) have separate roles, namely the Chairman is responsible for the leadership of the Board and presides at its meetings while the CEO is responsible for the day-to-day management of the Company’s business. The Board believes that these roles are best served by the same person at this time because it is critical to have alignment between the Board and management on Company strategy and board operations. Combining the roles provides that alignment. In addition, a combined Chairman/CEO has multiple and in-depth perspectives on and knowledge of the Company’s markets and operations, as well as the power to quickly enact corporate initiatives. A unified role ensures strong, central leadership, increases efficiency, and can provide superior knowledge to the Board and increase the information available to it, with in-depth knowledge about the Company’s strengths and weaknesses, along with what issues need to be addressed moving forward.

Board and Committee Meetings
During fiscal year 2017, the Board met five times and each director then in office attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which such director served during his or her tenure, except Mr. Thaxton who joined the Board in April 2017. The Company expects its directors to attend all Board meetings, as well as the Annual Meeting of Share Owners. Your Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.
AUDIT COMMITTEE

Members	Geoffrey L. Stringer (Chairperson), Colleen C. Repplier, and Gregory A. Thaxton.

Meetings in Fiscal 2017	7

Committee Accomplishments in 2017	Reviewed Quarterly Earnings Releases and SEC Filings; Approved Audit Fees; Approved FY ’17 Audit Plan.
Responsibilities of the Committee
The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually or as circumstances dictate by the Audit Committee. The Audit Committee modifies the written charter, as necessary, to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee charter is available on the Company’s website at:

http://investors.kimballelectronics.com/phoenix.zhtml?c=253731&p=irol-govhighlights

The Board has determined that Mr. Thaxton is an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). None of the Audit Committee members, including the Audit Committee financial expert, are salaried employees of the Company and, in the opinion of the Board, all meet the NASDAQ and SEC requirements with respect to independence and accounting experience.

Comments from the Committee
The Audit Committee is very comfortable with the Company’s financial processes and controls. The Committee reviewed the Company’s cybersecurity program. The Committee continues to enjoy a good relationship with the Company’s independent registered public accounting firm and meets regularly with them in executive sessions.

COMPENSATION AND GOVERNANCE

Members	Christine M. Vujovich (Chairperson), Thomas J. Tischhauser, and Gregory J. Lampert

Meetings in Fiscal 2017	4

Committee Accomplishments in 2017
Approved and set executive officers and CEO compensation, approved performance share awards, profit sharing incentive bonus plan economic profit targets, and retirement plan company contribution; reviewed Board and CEO compensation and evaluated potential governance and Board qualification proposals; after review of qualified candidates, recommended approval of new director to fill vacancy.

Responsibilities of the Committee
The Compensation and Governance Committee’s responsibilities include advising the Board in matters of corporate governance, identification of individuals qualified to be board members, board member evaluations, orientation, and succession planning. A copy of the Compensation and Governance Committee’s charter is available on the Company’s website at:

http://investors.kimballelectronics.com/phoenix.zhtml?c=253731&p=irol-govhighlights

The Compensation and Governance Committee identifies potential nominees for director based on specified objectives in terms of the Board composition, taking into account the need for broad and complementary experience and expertise. Nominees, whether recommended by the Compensation and Governance Committee or a Share Owner, will be evaluated on the basis of established board member criteria, including, but not limited to those noted above in the “Director Qualifications” section of this Proxy Statement. Although it does not have a policy regarding diversity, the Compensation and Governance Committee does consider diversity of gender, race, national origin, education, and professional experience, which would enable a nominee to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.

The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-laws and further explained in this Proxy Statement under “Share Owner Proposals.”

The Committee’s responsibilities also include making all determinations with respect to the compensation of the Chairman and CEO, reviewing and approving the compensation of all other executive officers in consultation with the CEO, approving awards under stock incentive plans, reviewing and approving the Company’s contribution to its defined contribution retirement plan, and approving targets, certification of target achievement, and authorization of payments under the Company’s Profit Sharing Incentive Bonus Plan.

Each of the members of the Compensation and Governance Committee is “independent” as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.

Comments from the Committee	The Committee meets regularly in executive sessions. The Committee continues to evaluate and adjust as appropriate Board, CEO, and Executive Officer compensation programs.

Compensation and Governance Committee Interlocks and Insider Participation
None of the Compensation and Governance Committee members has ever been employed as an officer or employee of your Company or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2017 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.

Director Compensation
Fiscal Year 2017 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball Electronics’ size and scope; and the structure of the compensation should be simple, transparent, market-competitive, and easy to understand.
All non-employee directors of your Company received an annual retainer fee of $75,000 plus a $40,000 equity retainer for service in fiscal year 2017. Mr. Thaxton’s retainer fees were prorated beginning with his April 2017 start date. Additionally, the Lead Independent Director of the Board, the Chairperson of the Audit Committee of the Board, and the Chairperson of the Compensation and Governance Committee of the Board each received an additional $10,000 annual retainer fee.
Directors were able to elect to receive all or a portion of their annual, Lead Independent Director, or Chairperson retainers in Common Stock. The $40,000 of annual equity retainer fees are to be paid in shares of the Company’s Common Stock. Effective October 20, 2016, the Board approved a Non-Employee Directors Stock Compensation Deferral Plan (“the Deferral Plan”), which allows non-employee directors to elect to defer all, or a portion of, their stock retainer fees until termination of service from the Board. Shares of Common Stock will be issued either under the Company’s 2014 Stock Option and Incentive Plan or the Non-Employee Directors Stock Compensation Deferral Plan. Directors are also reimbursed for reasonable travel expenses incurred in connection with Board and Committee meeting attendance.
The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2017. Donald D. Charron, Chairman and CEO, is a Director of the Company but does not receive compensation for his services as a Director.
Non-Employee Director Compensation in Fiscal Year 2017

	Fees Earned or	Stock	Total
Name	Paid in Cash ($) (1)	Awards ($) (2)	($)
(a)	(b)	(c)	(h)
Gregory J. Lampert	$85,000	$40,000	$125,000
Colleen C. Repplier	$75,000	$40,000	$115,000
Geoffrey L. Stringer	$85,008	$40,000	$125,008
Gregory A. Thaxton	$43,750	$23,333	$67,083
Thomas J. Tischhauser	$75,005	$40,000	$115,005
Christine M. Vujovich	$85,000	$40,000	$125,000

(1)
Represents fees paid during fiscal year 2017, and includes the following amount of shares for which the director elected to receive Common Stock in lieu of cash: Mr. Lampert 5,397, Ms. Repplier 4,762, and Mr. Stringer 5,397. These shares were valued using the per share price of $15.75, the market value for such shares on November 10, 2016. Mr. Lampert and Ms. Repplier elected to defer receipt of all their above shares under the Deferral Plan.

(2)
Represents the value of the equity retainer awards granted during the year which amounted to 2,540 shares for each non-employee director, except for Mr. Thaxton, using the per share price of $15.75, the market value for such shares on November 10, 2016. Mr. Thaxton’s equity retainer award granted during the fiscal year amounted to 1,428 shares using the per share price of $16.35, the market value for such shares on April 17, 2017. Mr. Lampert, Ms. Repplier, Mr. Thaxton, and Ms. Vujovich elected to have all their fiscal year 2017 equity retainer awards deferred under the Deferral Plan.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions (with an aggregate value of at least $120,000) with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s compliance officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed and approved by the Compensation and Governance Committee, if in the best interests of our Share Owners to do so. None of the Audit Committee, the Compensation and Governance Committee, nor the Board has formal written policies regarding its review and approval of these types of transactions.
There were no such transactions or conflicts reported during fiscal year 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2017, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The NASDAQ Stock Market LLC and the Securities and Exchange Commission.
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2017 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the audits of the Company’s consolidated financial statements and the overall quality of the Company’s financial reporting.
It is not the duty of the Audit Committee to perform audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Deloitte. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte. Based upon the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and Deloitte, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Geoffrey L. Stringer (Chairperson)
Colleen C. Repplier
Gregory A. Thaxton

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s financial statements for the fiscal year ended June 30, 2017.
Representatives of the Deloitte Entities will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	Deloitte Entities
	2017	2016
Audit Fees(a)	$1,083,856	$986,897
Audit-Related Fees(b)	$64,011	$40,920
Tax Fees(c)	$30,922	$68,119
All Other Fees	$—	$—
Total	$1,178,789	$1,095,936

(a)
Audit fees includes fees and out of pocket expenses paid, or expected to be paid, for the audit of the annual consolidated financial statements and for the statutory audits of international subsidiaries.

(b)	Audit-related fees consist primarily of fees paid, or expected to be paid, for the audit of various benefit plans.

(c)	Consists of fees paid, or expected to be paid, for tax compliance and related tax services.

Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2018. They were appointed based upon:
• performance on past audits, including the expertise of the engagement team;
• experience, client service, and responsiveness;
• leadership, management structure, and ethical culture; and
• the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or the Company’s By-laws. The Company is submitting the appointment of the Deloitte Entities to the owners of our Common Stock for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends a vote “FOR” ratification of the appointment of the Deloitte Entities as the Company’s independent registered public accounting firm.

EXECUTIVE COMPENSATION
As an “emerging growth company,” we have opted to utilize certain executive compensation disclosure exemptions afforded to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.
The Company believes in an incentive compensation system that applies to all employees, including management, based upon the fundamental philosophies of rewarding performance, aligning with Share Owners’ interests by directly linking compensation to financial performance, and talent retention. For management, the system includes three components: a base salary, and performance-based cash and stock incentive compensation. The incentive components are pegged to attainment of economic profit, which includes a cost of capital component, and subsequent to fiscal year 2016, the stock compensation incentive also includes a sales growth component, both as compared to specific goals.
Summary Compensation Table
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to our chairman of the Board and chief executive officer, chief financial officer, and the three other most highly compensated executive officers, for or during the years ended June 30, 2017, 2016, and 2015. These officers are referred to herein as our “named executive officers,” or “NEOs.”
The Summary Compensation Table appearing below contains values calculated and disclosed according to SEC reporting requirements. The “Stock Awards” column reflects awards with a grant date during each fiscal year. No awards were granted in fiscal year 2017 as the Company changed its timing of granting awards from the fourth quarter of the previous fiscal year to the first quarter of the fiscal year in which the service period begins to align the granting of the shares earned in the prior fiscal year with the stock awards for the current fiscal year.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1)	($) (2)	($) (3)	($)
Donald D. Charron	2017	$662,264	$—	$443,717	$40,382	$1,146,363
Chairman of the Board and Chief Executive Officer	2016	$645,996	$811,466	$400,518	$35,124	$1,893,104
	2015	$612,356	$741,365	$496,008	$35,516	$1,885,245
John H. Kahle	2017	$397,800	$—	$266,526	$41,784	$706,110
Vice President, General Counsel, Chief Compliance Officer, Secretary	2016	$397,800	$403,307	$246,636	$27,731	$1,075,474
	2015	$397,800	$564,290	$312,120	$31,581	$1,305,791
Steven T. Korn	2017	$301,075	$—	$201,720	$15,259	$518,054
Vice President, North American Operations	2016	$290,322	$169,994	$180,000	$14,284	$654,600
	2015	$281,678	$188,246	$228,160	$16,359	$714,443
Michael K. Sergesketter	2017	$292,104	$—	$195,710	$22,670	$510,484
Vice President, Chief Financial Officer	2016	$267,824	$163,886	$166,051	$23,476	$621,237
	2015	$253,053	$174,686	$204,973	$38,346	$671,058
Christopher J. Thyen	2017	$278,768	$—	$186,775	$31,266	$496,809
Vice President, Business Development	2016	$267,778	$161,654	$166,022	$19,019	$614,473
	2015	$257,799	$176,808	$208,817	$22,970	$666,394

(1)	Stock awards consist of performance shares:

•
The compensation reported in the above table represents targeted performance share compensation for each of our NEOs, which does not reflect compensation actually received or earned by the NEOs in the respective years. The amounts included above represent the value at the grant date based upon the probable outcome of the performance conditions, which is estimated based on a payout at the target (Tier 4) level, or 40% of the maximum award opportunity for Annual Performance Shares (“APS”) and 100% of the maximum award opportunity for Long-Term Performance Shares (“LTPS”).

•
In June 2017, the Company changed its award timing policy to award performance shares in August to align the granting of the shares earned in the prior fiscal year with the stock awards for the current fiscal year. The prior policy awarded performance shares in June. This transition eliminated the amounts reported in the “Stock Awards” column in 2017 as these awards will now be reported as fiscal year 2018 awards. The performance shares awarded that will be reported for fiscal year 2018 as valued on the August 21, 2017, grant date based upon the probable outcome of the performance conditions were for Mr. Charron $1,360,623, for Mr. Kahle, $490,477, for Mr. Korn $283,522, for Mr. Sergesketter $273,548, and for Mr. Thyen $266,997.

•
The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2017 was $811,466 for Mr. Charron, $403,307 for Mr. Kahle, $169,994 for Mr. Korn, $163,886 for Mr. Sergesketter, and $161,654 for Mr. Thyen. The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2016 was $741,365 for Mr. Charron, $564,290 for Mr. Kahle, $158,035 for Mr. Korn, $153,224 for Mr. Sergesketter, and $153,784 for Mr. Thyen. The grant date fair value of the maximum number of performance shares that could have been earned in fiscal year 2015 was $466,666 for Mr. Charron, $476,479 for Mr. Kahle, $191,479 for Mr. Korn, $169,609 for Mr. Sergesketter, and $173,511 for Mr. Thyen.

•
The assumptions used to calculate the grant date fair values are set forth in Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

(2)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are paid in five installments over the succeeding fiscal year, pursuant to the Incentive Bonus Plan, with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June.

(3)
Includes benefits received by the NEOs from executive financial services programs, supplemental medical reimbursement, the value of the services and related benefits provided pursuant to the Executive Preventive Healthcare Program, Company contributions earned for the Retirement Plans and SERP plans, and de minimus Christmas bonus and life insurance premiums paid by the Company. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2017 for Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen were $33,179, $19,930, $15,084, $14,634, and $13,966, respectively.

Outstanding Equity Awards at Fiscal Year End 2017

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)
Donald D. Charron	158,057	$2,852,929
John H. Kahle	68,608	$1,238,374
Steven T. Korn	32,863	$593,177
Michael K. Sergesketter	31,672	$571,680
Christopher J. Thyen	31,079	$560,976
(1) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	LTPS 6/29/2016	LTPS 6/29/2015	LTPS 6/26/2014	LTPS 8/12/2013	LTPS 8/13/2012
Donald D. Charron
Shares (#)	79,295	30,689	19,788	18,856	9,429
Vesting Date(s)	(a)	(b)	(a)	(b)	8/21/2017
John H. Kahle
Shares (#)	13,840	6,695	19,788	18,856	9,429
Vesting Date(s)	(a)	(b)	(a)	(b)	8/21/2017
Steven T. Korn
Shares (#)	15,834	7,369	3,957	3,802	1,901
Vesting Date(s)	(a)	(b)	(a)	(b)	8/21/2017
Michael K. Sergesketter
Shares (#)	15,293	6,719	3,957	3,802	1,901
Vesting Date(s)	(a)	(b)	(a)	(b)	8/21/2017
Christopher J. Thyen
Shares (#)	14,624	6,795	3,957	3,802	1,901
Vesting Date(s)	(a)	(b)	(a)	(b)	8/21/2017

(a)	Three remaining annual vesting dates beginning 8/21/2017

(b)	Two remaining annual vesting dates beginning 8/21/2017
LTPS awards represent the number of shares available for issuance pursuant to performance share awards assuming the targeted performance. At the targeted performance level, 100% of the shares eligible to be received under the LTPS award would be issued. The initial grant date shown is the grant date of the initial annual tranche of the award. The 6/29/2016 and 6/29/2015 LTPS awards are three-year awards and each of the remaining LTPS awards are five-year awards. The remaining tranches for each LTPS award listed above will have grant dates occurring annually at the beginning of each performance period at approximately the same date each year.
(2) Calculated using the $18.05 closing price of KE Common Stock as reported by NASDAQ on June 30, 2017.

Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
Your Company has outstanding Employment Agreements with Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen, which were effective on June 30, 2017. Each of the Employment Agreements with our executive officers is in substantially the same form. Pursuant to the Employment Agreements, if the executive’s employment is terminated by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below), the Company will provide compensation and benefits to the executive as follows:

(i)	base salary through the date of termination of employment;

(ii)
(a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits; or

(b) if the executive’s termination occurs during the one-year period preceding a Change in Control or the two-year period following a Change in Control, severance pay equal to two times the amount determined in (ii)(a) above;

(iii)	reimbursement for up to $25,000 of the costs of outplacement services during the first twelve months following the termination date;

(iv)	Service-Based Incentive Plan Rights. As of the Termination Date,
(a) Executive’s Options and related Stock Appreciation Rights awarded under the 2014 Stock Option and Incentive Plan will become fully vested and exercisable; and
(b) The restricted period will end for executive’s Restricted Shares awarded under the Equity Plan; as soon as practicable within sixty (60) days following the termination date, the Company will make a single payment to executive, equal to the aggregate value of all benefits under the plans identified in this subsection (iv), in the form of cash, shares, or a combination of cash and shares, as determined by the compensation committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of executive’s rights and benefits under all of executive’s award agreements and the applicable plans.

(v)	Performance-Based Incentive Plan Rights.
(a) After the termination date, executive will continue to have the same rights to the Performance Shares or Performance Units awarded under the 2014 Stock Option and Incentive Plan to the same extent as immediately before the termination date. Executive will become vested in and receive payment of benefits under the plan in the same amounts and at the same times as if executive had continued in active employment through the end of the applicable performance periods and vesting dates.
(b) After the termination date, the Company will pay the executive any unpaid bonus amounts under the Profit Sharing Incentive Bonus Plan, or any subsequent replacement plan, due for the fiscal year immediately preceding the termination date and a prorated amount of the bonus for bonus period in which the termination date occurs. The prorated bonus payment will be in an amount equal to the product of (i) the bonus otherwise payable for the bonus period and (ii) a fraction, the numerator of which is the number of days from the first day of the bonus period to the last day of employment, and the denominator of which is the number of days in the bonus period. Executive will receive payments under the plan at the same times as if the executive had continued in active employment through the end of the applicable performance periods.

(vi)	payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of executive’s position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or

•	the executive’s material breach of his obligations under the employment agreement.

“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s salary rate or target cash incentive amount;

•	a reduction of 5% or more in the aggregate benefits provided to the executive and his dependents under the Company’s employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties, or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or

•	failure by the Company to obtain an assumption agreement regarding the executive’s employment agreement from any successor of the Company.
In the event of termination of employment for a reason other than by the Company for Cause or by the executive for Good Reason, the executive will receive his base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Incentive Bonus, SERP, and equity and incentive plans.
“Change in Control” generally means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 12-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control.”
Upon a Change in Control of the Company, the Company will pay to the executives an amount in cash, shares, or a combination thereof at the Company’s discretion equal to the value at the effective date of the Change in Control of all options, stock appreciation rights, restricted stock, performance shares, performance units, and Incentive Bonus Plan payments, all of which will become fully vested. In addition, the executive will become fully vested in the SERP and will receive all benefit amounts under that plan. Further, upon a Change in Control, as an incentive for the executive to remain available to assist with transition matters, the Company will offer the executive a retention bonus equal to 40% of the executive’s annual salary, payable in two equal installments, the first after three months following the Change in Control and the second after an additional three months, in each case as long as the executive remains an employee during such time (or if his employment is terminated by the Company without Cause or by the executive for Good Reason).
The Employment Agreements also provide that in the event the executive incurs any gross income inclusion, interest or additional tax pursuant to Section 409A of the Internal Revenue Code on any payments from the Company, then the Company will make a supplemental payment to the executive in an amount sufficient to pay the resulting tax liability as well as the tax liability on the supplemental payment. In addition, under the Employment Agreements, if any of the Company’s payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). The Committee may, however, decide to reduce or eliminate that reimbursement or to reduce the executive’s compensation to the extent necessary to avoid Section 4999 taxation, if the aggregate compensation payable because of a Change in Control would exceed 5% of the net proceeds of the transaction.
In addition, the Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period not less than 6 months, for an executive employed for fewer than 12 months) following termination of employment for any reason.

EQUITY COMPENSATION PLANS INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2017.

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Share Owners (1)	603,114	—	3,357,555
Not approved by Share Owners (2)	19,207	—	980,793
Total	622,321	—	4,338,348

(1)
Consists of performance share awards under the Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan. The number of performance shares assumes the maximum number of shares which the participant is eligible to receive if applicable profitability levels are achieved.

(2)
Consists of phantom stock units granted to non-employee directors under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”), which are participating securities and are payable in common stock upon a director’s retirement or termination from the Board or death. The Deferral Plan is a nonqualified plan approved by the Board of Directors on October 20, 2016, which allows non-employee directors to defer all, or a portion of, their retainer fees in stock until retirement or termination from the Board or death. The Deferral Plan allows for issuance of up to 1.0 million shares of the Company’s common stock.

(3)	There is no exercise price for performance share awards or phantom stock units.

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR 2018
Proposals which are desired to be presented at the 2018 Annual Meeting by Share Owners and included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive offices, 1205 Kimball Blvd., Jasper, Indiana 47546, no later than May 29, 2018. Such proposals, however, must meet certain requirements under the regulations of the SEC to be included in the Company’s Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2018 Annual Meeting of Share Owners (but not include the nomination or proposal in the Company’s Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 22, 2018, and no later than August 11, 2018. The written notice must also meet additional requirements as stated in the Company’s By-laws, a copy of which is available upon written request directed to the Secretary of the Company.

MEETING AND VOTING INFORMATION
Proxy Statement
This Proxy Statement and the accompanying proxy are being provided to the Share Owners of the Company on or about September 26, 2017, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Share Owners to be held November 9, 2017, at the time and place and for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement. The Board has fixed the close of business on September 6, 2017, for determining our Share Owners entitled to notice of and to vote at the meeting and any adjournments thereof. Only Share Owners of record at the close of business on that date will be entitled to vote. As of September 6, 2017, there were 26,891,044 shares outstanding, each share entitled to one vote.
This year, we are pleased to be furnishing our proxy materials to our Share Owners via the Internet under the e-proxy rules adopted by the SEC. As a result, on or about September 26, 2017, we mailed to many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2017 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2017 (our “2017 Annual Report”). The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2017 Annual Report, and a proxy card. All Share Owners who do not receive a Notice will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials.
This Proxy Statement, the form of the proxy card, and voting instructions are being made available to Share Owners on or about September 26, 2017, at www.proxyvote.com. Our 2017 Annual Report is being made available at the same time and by the same method. The 2017 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, to our Secretary at Kimball Electronics, Inc., 1205 Kimball Blvd., Jasper, Indiana 47546.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
If you have received a printed set of proxy materials, a proxy, being solicited on behalf of the Board, has been enclosed along with a return envelope, which requires no postage if mailed in the United States.
Any of our Share Owners who properly deliver a proxy may revoke their proxy at any time prior to the voting thereof by either filing a written revocation with the Secretary of the Company, submitting another properly delivered proxy by telephone, via the Internet, or by mail with a later date, requesting the return of the proxy from the Secretary prior to the vote, or attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.
The entire cost of soliciting proxies will be borne by your Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and electronic mail by directors, officers, and employees of your Company without extra compensation. Your Company will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.
Voting Information
The presence of a quorum requires that a majority of outstanding shares of Common Stock be present at the meeting by proxy or in person. Withholding authority, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Under current regulations, banks and brokers are not permitted to vote uninstructed shares on certain items (for example, in the election of directors) on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm. Shares held by participants in the Company’s retirement plan will be voted in accordance with the participant’s direction in his or her proxy unless such proxy is not timely received, in which case the trustee of the retirement plan will vote the shares in the same proportion as the shares for which the trustee received timely participant direction.
With a quorum present at the meeting, directors will be elected by the plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares and will not be affected by broker non-votes. The appointment of the Company’s independent registered public accounting firm will be ratified and approved if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting are voted “FOR” the proposal. Abstentions will have the same effect as “AGAINST” votes.
If you are a registered Share Owner, you can simplify your voting and save your Company expense by voting via telephone or the Internet. Instructions explaining how to vote by telephone or the Internet are provided on the Notice and the proxy card. These documents include a control number to verify a Share Owner’s identity, allowing the Share Owner to access online proxy materials, vote the shares, and confirm that the voting instructions have been recorded properly. If you vote via telephone or the Internet, please do not return a signed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote via telephone or the Internet by following the instructions on the Notice or proxy form you receive from your bank or broker.
The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.

PERSONAL ATTENDANCE AT THE ANNUAL MEETING OF SHARE OWNERS
PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:

A.	PRESENTATION OF A PHOTO IDENTIFICATION, AND

B.	YOUR NAME MUST BE ON OUR SHARE OWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF SEPTEMBER 6, 2017 MUST BE PRESENTED.
DIRECTIONS TO THE ANNUAL MEETING OF SHARE OWNERS
From Evansville, Indiana (via I-64 East) or from Louisville, Kentucky (via I-64 West):
Take exit 57B (US-231 North).
Go North on US-231 approximately 13 miles.
Turn left onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South for approximately 47 miles.
Continue on I-69 South for approximately 27 miles.
Take exit 87 toward US-231 South to Loogootee for approximately 17 miles.
Follow US-231 south through Jasper for approximately 20 miles.
Turn right onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. The total number of our shares listed in the table for all executive officers and directors as a group is 1,035,442 shares of Common Stock (3.86% of the outstanding), as of the date noted below.
Set forth in the following table are the beneficial holdings, as of August 18, 2017, of the Company’s Common Stock on the basis described above for: (i) each person known to your Company who may be deemed to beneficially own more than 5% of your Company’s outstanding shares; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all directors and executive officers as a group:

	Shares Beneficially Owned(a)(b)
Name	Sole Voting and Investment Power		Shared Voting and Investment Power	Percent of Outstanding Shares
Holders of more than 5% of the Outstanding Shares
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,230,274	(e)	None	8.32%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,779,864	(f)	None	6.64%
Directors and Named Executive Officers:
Donald D. Charron	297,276	(c)	None	1.11%
Christine M. Vujovich	37,839	(g)	None	(d)
Geoffrey L. Stringer	60,419		None	(d)
Thomas J. Tischhauser	40,133		None	(d)
Colleen C. Repplier	11,085	(g)	None	(d)
Gregory J. Lampert	14,696	(g)	None	(d)
Gregory A. Thaxton	—	(g)	None	(d)
John H. Kahle	183,785	(c)	None	(d)
Steven T. Korn	70,717	(c)	None	(d)
Michael K. Sergesketter	69,673	(c)	None	(d)
Christopher J. Thyen	106,101	(c)	None	(d)
All executive officers and directors as a Group (15 persons)	1,035,442	(c)	None	3.86%

(a)
Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC). On August 18, 2017, there were outstanding 26,814,557 shares of Common Stock.

(b)
The “Sole Voting and Investment Power” column includes shares owned by the spouses living in the households of the individuals listed. The “Shared Voting and Investment Power” column includes shares held by limited partnerships, foundations, and trusts over which listed individuals have shared voting and investment power. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.

(c)
Shares include performance shares which are receivable as of August 18, 2017, as follows: Donald D. Charron 67,230 shares; John H. Kahle 33,414 shares; Steven T. Korn 14,084 shares; Michael K. Sergesketter 13,578 shares; Christopher J. Thyen 13,393 shares and all executive officers, as a group 182,549 shares. These share amounts have not been reduced by the following shares withheld to satisfy tax withholding obligations upon their vesting on August 21, 2017: Donald D. Charron 25,801 shares; John H. Kahle 10,552 shares; Steven T. Korn 4,448 shares; Michael K. Sergesketter 4,288 shares and Christopher J. Thyen 4,230 shares. The percentage of shares owned by each person, or group, is determined by including in the number of shares outstanding, those performance shares issuable to such person or group as of August 18, 2017.

(d)	Totals are under one percent of the outstanding shares.

(e)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 9, 2017, indicating beneficial ownership as of December 31, 2016. The Share Owner reports that it has the sole power to vote or direct the vote of 2,148,493 shares and the sole power to dispose or direct the disposition of 2,230,274 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(f)
This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on January 25, 2017, indicating beneficial ownership as of December 31, 2016. The Share Owner reports that it has the sole power to vote or direct the vote of 1,721,004 shares and the sole power to dispose or direct the disposition of 1,779,864 shares but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC.

(g)
Shares do not include phantom stock units. Each phantom stock unit is equivalent of one share of common stock. Such units of phantom stock were acquired under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan. Phantom stock units granted as of August 18, 2017: Christine M. Vujovich 2,540 units; Colleen C. Repplier 7,302 units; Gregory J. Lampert 7,937 units; and Gregory A. Thaxton 1,428 units.

Share Ownership Guidelines
The Compensation and Governance Committee of your Company established stock ownership guidelines for directors and senior executives. The guidelines outline the expectations of directors and executives to maintain beneficial ownership of Company stock having a value expressed as a multiple of their director fees or their base salary, as the case may be, for as long as they remain a director or executive officer. Directors and executive officers are allowed a reasonable time, in the judgment of the Committee, to attain the expected beneficial ownership set forth in the guidelines. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts, retirement plans, and unearned shares awarded under the Company’s 2014 Stock Option and Incentive Plan. The ownership status of each director and executive is reviewed annually by the Committee. The multiples are as follows:

Position	Value as a Multiple of Base Salary or Fees
Director	X 3
Chairman, CEO	X 5
Vice President	X 3

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that Company directors, executive officers, and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2017.

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball Electronics, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball Electronics, Inc. reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render service, the service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000343185_1 R1.0.1.1 5 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Geoffrey L. Stringer 02 Gregory A. Thaxton KIMBALL ELECTRONICS, INC. 1205 KIMBALL BLVD. JASPER, IN 47546 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratify the appointment of Deloitte & Touche, LLP as the independent registered public accounting firm for the fiscal year 2018. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000343185_2 R1.0.1.1 5 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com KIMBALL ELECTRONICS, INC. Annual Meeting of Shareholders November 9, 2017 9:00 AM This proxy is solicited by the Board of Directors The shareholder hereby appoints Donald D. Charron as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KIMBALL ELECTRONICS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, EDT on 11/9/2017, at the Kimball Electronics Headquarters, 1205 Kimball Blvd., Jasper, IN 47546, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side